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                                                                   EXHIBIT 4

                                                         AMENDED, 3/1/95


                      AMENDED AND RESTATED BY-LAWS

                       ARTICLE I - SHAREHOLDERS


         Section 1. Annual Meeting. The annual meeting of shareholders shall be held on such date, at such time and place as may be designated by the board of directors.

         Section 2. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or entitled to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the record date shall be fifteen days prior to the date on which the action requiring such determination of shareholders is to be taken. The board of directors may fix in advance another record date, not more than 70 days nor less than 10 days prior to the date on which the action is to taken.

         Section 3. Proxies. All proxies shall be filed with the secretary of the corporation before or at the time of the meeting.

                          ARTICLE II - DIRECTORS
(Effective 3/1/95)
         Section 1. Number and Compensation. There shall be from 7 to 12 directors of the corporation. Compensation of directors shall be determined by the board.

         Section 2. Regular Meetings. Regular meetings of the board, without notice, shall be held immediately after the annual meeting of shareholders and on the fourth Wednesday of January, April, and July, at the corporation headquarters in Chattanooga, or at such other date and place as may be determined by the board.

         Section 3. Special Meetings. Special meetings of the board may be called by the chairman of the board, the president or any three directors.

         Section 4. Notice. Notice of any special meeting shall be given at least one (1) day prior thereto by oral, telegraphic, electronic or written notice given or delivered personally to each director or at least three (3) days prior thereto if such notice is given by regular, registered or certified mail. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the director at his home or business address.

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                                                         AMENDED, 3/1/95


         Section 5. Indemnification. Any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the corporation or at the request of the corporation a director or officer or Audit Committee member of another corporation controlled by the corporation, shall be indemnified by this corporation to the maximum extent and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated, Sections 48-1-407 through 48-1-411.

         Section 6. Action Without Meeting. The board may take any action which it is required or permitted to take by law without a meeting upon written consent setting forth the action so taken and signed by all of the directors entitled to vote thereon.

         Section 7. Committees. The majority of the entire board, by resolution, may designate committees and delegate to them such authority of the board as it deems desirable within the limits prescribed by Tennessee law.

         Section 8. Advisory Directors. The board may appoint advisory directors who shall act only in the capacity of providing general policy advice to the board. In any action where a recorded vote of the directors is taken, the vote of elected directors shall determine the outcome.

                           ARTICLE III - OFFICERS

         Section 1. Election. The board shall elect all officers for terms of one year. Assistant officers, if any, shall not be considered officers for the purposes of this section, and shall be appointed and subject to removal by the president.

         Section 2. Vacancies. A vacancy in any office subject to board election may be filled by the board.

         Section 3. Chairman of the Board. The chairman of the board shall be the chief executive officer. He shall preside at any meetings of the board and of the shareholders.

         Section 4. President. The President shall have management and control of the affairs of the corporation in accordance with policies promulgated by the board.

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                                                         AMENDED, 3/1/95

         Section 5. The Vice Presidents. In the event of the absence, death, or inability to act of the president, the executive vice president shall perform the duties and be vested with the powers of the president. The vice presidents shall perform such duties as from time to time may be assigned to them by the president or by the board of directors.

         Section 6. The Secretary. The secretary shall: (a) see that all notices are duly given in accordance with the provisions of these by-laws and as required by law; (b) take minutes of meetings of the directors and shareholders; (c) perform such other duties as may be assigned to him by the president or by the board.

         Section 7. Assistant Secretaries. The assistance secretaries shall perform such duties as may be assigned to them by the secretary.

         Section 8. Salaries. Salaries of officers shall be determined by the board and may be changed by the board at any time.

                              ARTICLE IV - SHARES

         Section 1. Signatures. All certificates for shares shall be signed by the president or executive vice president or such vice president as may be designated by the board and the secretary or an assistant secretary.

         Section 2. Transfer. Transfer of shares shall be made only on the share transfer books of the corporation.

         Section 3. Voting upon Shares of Other Corporations Held by the Corporation. The president shall have authority to vote in person or by proxy on behalf of the corporation at any meeting of shareholders of any corporation in which the corporation may hold shares. The board may confer like powers upon any other officer.

                            ARTICLE V -- FISCAL YEAR

         The fiscal year of the corporation shall begin on December 1 and end on November 30.

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                                                         AMENDED, 3/1/95

                                ARTICLE VI - SEAL

         The corporate seal shall be circular, and the inscription thereof shall include the corporate name and state of incorporation.

                              ARTICLE VII - AMENDMENT

         The by-laws may be amended by the vote of a majority of the board.

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